UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2007

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 South Lake Avenue, Suite 703 Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 304-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 29, 2007, Unidym, Inc. (“Unidym”), a majority owned subsidiary of Arrowhead Research Corporation (the “Company”), entered into subscription agreements (the “Subscription Agreements”) with qualified investors, pursuant to which Unidym issued and sold an aggregate of 5,625,889 shares of its Series C Preferred Stock (the “Shares”) for aggregate cash proceeds of $10,126,559.50 in a private financing transaction (the “Private Placement”). The Series C Preferred Stock carries certain customary rights and preferences including a liquidation preference, preferential dividends, if declared by Unidym’s Board of Directors, protective provisions, and the right to appoint one director to the Unidym Board of Directors. After giving effect to the Shares issued in the Private Placement, Arrowhead retains majority ownership of Unidym.

In connection with the Private Placement, Unidym’s current Investor Rights Agreement, Right of First Refusal Agreement and Voting Agreements (the “Agreements”) were amended and restated, and each investor in the Private Placement became a party to the amended and restated Agreements.

The foregoing is intended only as a summary of the terms of the Subscription Agreements and related transactions. The form of each agreement will be filed with the Company’s next Quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2007

ARROWHEAD RESEARCH CORPORATION

By:	/s/ R. Bruce Stewart
R. Bruce Stewart,
Chief Executive Officer